EcoloCap’s M-Fuel Produces Better Than Expected Results in Chile

After two weeks of testing M-Fuel at Empresas Energy Partners Chile, results prove better than expected. Tests are continuing and a full report will be published in the next few weeks.

Chicago Ill.—August 5, 2011-- EcoloCap Solutions Inc. (OTCBB:ECOS)

Michael Siegel, CEO of EcoloCap Solutions Inc.reports that the M-Fuel tests being conducted by Empresas Energy Partners of Chile on a 4,000 Hp diesel 1.8 Megawatt MTU GenSet has produced better that expected results without any modifications to the diesel engine. The M-Fuel is being produced by an EcoloCap NPU-10, which produces 10 metric tons of M-Fuel per 24-hour period. http://www.empresasepc.cl/todo%20ingles.html

The Nanotechnology based M-Fuel, an emulsion of diesel fuel, water and a proprietary additive was developed by EcoloCap’s Korean team over the last few years and the Company is presently marketing the technology worldwide having orders and Memorandum of Understanding with governments, transportation and utility companies from over ten countries, all waiting for these test results.

Siegel further stated: “M-Fuel burns cooler than standard diesel. Therefore the engine does not overheat during heavy loads, as it does while running on pure diesel.  This effectively gives the operator increased generation capacity with a reduction on operation costs.”

Siegel continued: “At a mixture of 70% diesel, 28% H2O and 2 percent additive the M-Fuel burn rate is almost identical with diesel, while running cooler, and emitting less than 2% particulate matter, 64% less NOx and at least 20% reduction in CO2 per liter/Megawatt. Preliminary indications are that this results in a saving of approximately 30% in the production of electricity as compared with using 100% diesel.”

As the same types of engines are used on diesel powered trains and ships, these test results will open these markets for EcoloCap. After compilation of all the data, results will be posted on the ECOS web site. Full release of is expected in a few weeks.

About The Company:

EcoloCap Solutions Inc. (OTC.BB:ECOS) and its subsidiaries Micro Bubble Technologies Inc. ("MBT") and K-MBT Inc. of Korea are an integrated group of environmentally focused technology companies that utilize nanotechnology to develop alternative energy products. Their portfolio of products and services include Li-Nano Battery, a rechargeable battery that surpasses the performance capabilities of any existing battery, MBT's M-Fuel, a suspension fuel for non-gasoline applications that exceeds all conventional fuel's efficiency and a unique single step process for the production of Bio-Diesel. For additional information, please visit the EcoloCap website,http://www.EcoloCap.com.

Forward looking statement:

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

Contact:
Investor Relations:
Capital Situation Inc.
Nada Guirguis
Tel: 514-402-2538
nada@capitalsituation.com

EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel: 866-479-7041
Info@EcoloCap.com